Exhibit 10.1

Execution Version

Loan Agreement

THIS LOAN AGREEMENT (the “Agreement”) is entered into as of November 1, 2024 (the “Effective Date”), between KEWAUNEE SCIENTIFIC CORPORATION, a Delaware corporation (the “Borrower”), with an address at 2700 West Front Street, P.O. Box 1842, Statesville, North Carolina 28677, and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 4720 Piedmont Row, Suite 200, Charlotte, North Carolina 28210.

WHEREAS, immediately before the Closing Date Acquisition (as hereinafter defined), the Sellers (as hereinafter defined) own all of the issued and outstanding Equity Interests (as hereinafter defined) of Nu Aire, Inc., a Minnesota corporation (“Nu Aire”);

WHEREAS, upon consummation of the Closing Date Acquisition, the Borrower will own all of the issued and outstanding Equity Interests of Nu Aire; and

WHEREAS, the Borrower has requested that the Bank commit to make loans and advances and extensions of credit to it, and the Bank is willing to do so upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, The Borrower and the Bank, incorporating the recitals of fact set forth above and with the intent to be legally bound, agree as follows:

1. Loan. The Bank has made or may make one or more loans ( each, a “Loan” and collectively, the “Loans”) to the Borrower subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement. Each Loan shall be used for business purposes (and not for personal, family or household use) and is or will be evidenced by a promissory note or notes of the Borrower and all renewals, extensions, amendments and restatements thereof (collectively, the “Notes”) acceptable to the Bank, which shall set forth the interest rate, repayment and other provisions of the respective Loan, the terms of which are incorporated into this Agreement by reference.

The Loans governed by this Agreement shall include the Loans specifically described below, if any, and any additional lines of credit or term loans that the Bank has made or may, in its sole discretion, make to the Borrower in the future.

1.1. Line of Credit. One of the Loans governed by this Agreement is a committed senior secured revolving line of credit facility under which the Borrower may request and the Bank will make advances to the Borrower from time to time, and the Borrower may borrow, repay, and reborrow, subject to the terms and conditions of this Agreement and the Revolving Line of Credit Note dated of even date herewith (the “Line of Credit Note”), until the Expiration Date, in an aggregate amount outstanding at any time not to exceed $20,000,000.00, with an option to increase the facility upon request by the Borrower and approval by the Bank, in its discretion, by an additional $10,000,000 (the “Line of Credit”). The “Expiration Date” shall have the meaning set forth in the Line of Credit Note. The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Line of Credit beyond the Expiration Date. In no event shall the aggregate unpaid principal amount of advances under the Line of Credit exceed the maximum amount of the Line of Credit. All advances and other credit extensions under the Line of Credit will be used by the Borrower for (i) a portion of the consideration for the Closing Date Acquisition on the Effective Date, (ii) prepayments of principal and interest under the Subordinated Seller Notes after the Effective Date, provided that the conditions for such prepayment set forth in Section 5.10(a) shall have been met, and (iii) working capital or other general business purposes of the Borrower.

1.1.1. The Line of Credit will include an investment and borrowing sweep feature on the terms and conditions of a Line of Credit and Investment Sweep Rider (the “Sweep Rider”) to be executed and delivered by the Borrower to the Bank, in form and substance satisfactory to the Bank, the terms of which are hereby incorporated herein by reference. The Sweep Rider will remain in effect until such time (if any) as it is terminated in accordance with its terms.

1.2. Term Loan. One of the Loans governed by this Agreement is a term loan in the principal amount of $15,000,000.00 (the “Term Loan”). The proceeds of the Term Loan will be used to finance a portion of the consideration for the Closing Date Acquisition on the Effective Date. The obligation of the Borrower to repay the Term Loan shall be evidenced by that certain Term Note of the Borrower dated of even date herewith (the “Term Note”) in the principal amount of $15,000,000.00.

1.3. Closing Commitment Fee. On or before the Effective Date, the Borrower will pay to the Bank a non-refundable commitment fee in an amount equal to $52,500.00 (the “Closing Commitment Fee”).

1.4. Unused Fee. The Borrower will pay to the Bank an Unused Fee (as defined in the Line of Credit Note) in such amounts and at such times described in the Line of Credit Note.

2. Security. The security for repayment of the Obligations (as defined herein) shall include but not be limited to the collateral, guaranties and other documents heretofore, contemporaneously or hereafter executed and delivered to the Bank (the “Security Documents”), which shall secure repayment of the Loans and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or the Guarantors to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc. of any kind or nature, present or future (including any interest accruing thereon after maturity or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower or any Guarantor under the Loan Documents, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document executed in connection with the Loan Documents, (iii) for the payment of money under the Loan Documents, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee under the Loan Documents, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement (but shall not include any Excluded Hedge Liabilities), (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, (vii) liabilities to the Bank under any PNC-Provided Interest Rate Hedge, but shall not include the liabilities to other Persons under any other Interest Rate Hedge, or (viii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all reasonable costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable and documented out-of-pocket attorneys’ fees and expenses (hereinafter referred to collectively as the “Obligations”). Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of the Bank and the Borrower that all Obligations including those included in the Loans be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.

This Agreement, the Notes, the Security Documents, the Subordination Agreements, and all other agreements and documents executed and/or delivered pursuant or subject hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.” Capitalized terms not defined herein shall have the meanings set forth on the Addendum I attached hereto and incorporated herein by reference, or as ascribed to them in the Loan Documents.

3. Representations and Warranties. The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum II attached hereto and incorporated herein by reference:

3.1. Existence, Power and Authority. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing. Each of the Borrower and the Loan Parties is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and each of the Borrower and the Loan Parties is and will continue to be duly authorized to perform all of the other terms and provisions of the Loan Documents.

3.2. Financial Statements. The Loan Parties have delivered or caused to be delivered to the Bank their most recent Financial Statements (as defined herein). The Financial Statements are true, complete and accurate in all material respects and fairly present, on a consolidated basis, the Loan Parties’ and their Subsidiaries’ financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Loan Parties’ and their Subsidiaries’ operations for the period specified therein. The Financial Statements have been prepared in accordance with the Applicable Accounting Standards. As used herein, “Applicable Accounting Standards” shall mean generally accepted accounting principles in effect from time to time (“GAAP”), consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank in its sole discretion; and “Financial Statements” shall mean for the Borrower and its Subsidiaries, consolidated and, if required by the Bank in its sole discretion, consolidating balance sheets and statements of income and cash flows for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year, prepared in accordance with the Applicable Accounting Standards, consistently applied from period to period.

3.3. No Material Adverse Change. Since the date of the most recent Financial Statements, neither the Borrower nor any of its Subsidiaries has suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a Material Adverse Change in their business, assets, operations, condition (financial or otherwise) or results of operation.

3.4. Binding Obligations. Each of the Loan Parties have the full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors, shareholders, members, or managers (as applicable) or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Loan Parties, will constitute the legal, valid and binding obligations of the Loan Parties enforceable in accordance with their terms.

3.5. No Defaults or Violations. There does not exist any Event of Default (as hereinafter defined) under this Agreement, or any default or violation by any Loan Party of or under any of the terms, conditions or obligations of (i) its articles or certificate of incorporation, regulations and bylaws, or its other organizational documents as applicable; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default, Event of Default or violation.

3.6. Title to Assets. Each of the Loan Parties has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) liens in favor of the Bank; (ii) current taxes and assessments not yet due and payable; (iii) assets disposed of by such Loan Party in the ordinary course of business since the date of the most recent Financial Statements; and (iv) those liens or encumbrances, if any, specified on Addendum II.

3.7. Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, which could result in a Material Adverse Change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a Material Adverse Change. All pending and threatened litigation against the Borrower and its Subsidiaries is listed on Addendum II.

3.8. Tax Returns. Each of the Borrower and its Subsidiaries has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserves or other provision has been made therefor.

3.9. Employee Benefit Plans. Each employee benefit plan as to which the Borrower or any of its Subsidiaries may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan; (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA; (iii) Neither the Borrower nor any of its Subsidiaries has withdrawn from any such plan or initiated steps to do so; and (iv) no steps have been taken to terminate any such plan.

3.10. Environmental Matters. Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower or any of its Subsidiaries owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on Addendum II, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries, any real property in which the Borrower or any of its Subsidiaries holds or has held an interest or any past or present operation of the Borrower or its Subsidiaries. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower or any of its Subsidiaries holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other Person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.11. Intellectual Property. Each of the Borrower and its Subsidiaries owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Borrower and its Subsidiaries.

3.12. Regulatory Matters. No part of the proceeds of any Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.13. Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of each Loan Party’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities); (ii) each Loan Party will have sufficient cash flow to enable it to pay its debts as they become due; and (iii) each Loan Party will not have unreasonably small capital for the business in which it is engaged.

3.14. Disclosure. None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrower which results in a Material Adverse Change or, so far as the Borrower can now foresee, might result in a Material Adverse Change to the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and its Subsidiaries, and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

3.15. Beneficial Owners. If the Borrower is or was required to execute and deliver to the Bank a Certification of Beneficial Owner(s) (individually and collectively, as updated from time to time, the “Certification of Beneficial Owners”), the information in the Certification of Beneficial Owners, as updated from time to time in accordance with this Agreement, is true, complete and correct as of the date thereof, as of the date hereof and as of the date any such update is delivered to the Bank. The Borrower acknowledges and agrees that the Certification of Beneficial Owners is a Loan Document.

3.16. Anti-Corruption Laws and International Trade Laws; Anti-Money Laundering Laws; Certain Definitions. Each Covered Entity, and its directors and officers, and each employee, agent or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of, applicable International Trade Laws or Anti-Corruption Laws.

No Covered Entity nor any of its directors, officers, employees, or to the knowledge of the Borrower, any agents or affiliates acting on behalf of any Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws or Anti-Corruption Laws, or received a request for information from any Official Body regarding International Trade Law matters or Anti-Corruption Law matters. There is no Blocked Property pledged as Collateral.

3.17. Closing Date Acquisition. All conditions precedent to the Closing Date Acquisition shall have been met (or waived with the consent of the Bank).

3.18. Subordination of Subordinated Debt. The Line of Credit, the Term Loan, and all other Obligations of the Loan Parties to the Bank under this Agreement and all other Loan Documents, and all amendments, modifications, extensions, renewals, refinancings or refundings of any of the foregoing, constitute “Senior Obligations” of the Loan Parties within the meaning of the Subordination Agreements, and the holders thereof from time to time shall be entitled to all of the rights of a holder of “Senior Obligations” pursuant to the Subordination Agreements.

3.19. Subsidiaries and Owners; Investment Companies. All of the Equity Interests in the Borrower outstanding have been duly authorized and validly issued and are fully paid and non-assessable. Addendum II states (a) the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary, (b) the name of each holder of a Subsidiary Equity Interest in each subsidiary, and the amount thereof, and (c) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a) or (b). The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Equity Interests in its Subsidiaries that it purports to own, free and clear in each case of any Lien and all such Equity Interests have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party have any equity investment in another entity not disclosed also on Addendum II. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” As of the Effective Date and upon giving effect to the Closing Date Acquisition, Nu Aire is the sole Material Domestic Subsidiary of the Borrower.

4. Affirmative Covenants. The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, the Borrower will, and will cause its Subsidiaries to:

4.1. Books and Records. Maintain books and records in accordance with the Applicable Accounting Standards and subject to Section 10.13 give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower and its Subsidiaries will make available to the Bank for examination copies of any reports, statements and returns which the Borrower or any of its Subsidiaries may make to or file with any federal, state or local governmental department, bureau or agency.

4.2. Financial Reporting. Deliver or cause to be delivered to the Bank the Financial Statements, reports and certifications, if any, set forth below:

(a) Interim Financial Statements. Within forty-five (45) days after the end of each quarter, the Borrower’s consolidated and consolidating Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with the Applicable Accounting Standards, consistently applied from period to period.

(b) Annual Financial Statements. Within ninety (90) days after the end of each fiscal year, the Borrower’s annual consolidated and consolidating Financial Statements (or, so long as the Borrower shall be subject to periodic reporting obligations under the Securities and Exchange Commission, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the Securities and Exchange Commission, giving effect to any automatic extension available thereunder for the filing of such form). The Financial Statements will be prepared on an audited basis in accordance with the Applicable Accounting Standards by an independent certified public accountant selected by the Borrower and reasonably satisfactory to the Bank. Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and all accountant examinations shall have been made in accordance with the Applicable Accounting Standards consistently applied from period to period.

(c) Budget. Within sixty (60) days after the end of each fiscal year, the Borrower’s annual budget to include balance sheet, income statement, and statement of cash flows of the Borrower, in form and substance reasonably satisfactory to the Bank.

(d) Accounts Receivable and Accounts Payable Agings. Within forty-five (45) days following the end of each quarter, the Borrower’s and Guarantors’ detailed schedule of accounts receivable and accounts payable aging analysis, in form and substance reasonably satisfactory to the Bank.

(e) Inventory Report. Within forty-five (45) days following the end of each quarter, a report of the Borrower’s and Guarantors’ inventory in form and substance reasonably satisfactory to the Bank, as established either by a recent physical inventory count (per the Borrower’s normal bi-annual physical inventory counts and the Guarantors’ annual physical inventory count) or by a conventional inventory roll forward for interim periods, including, without limitation, a list of the locations owned or leased by the Loan Parties (as applicable) where such inventory is located.

(f) Backlog Report. Within forty-five (45) days following the end of each quarter, Borrower’s and Guarantors’ quarterly backlog report, in form and content reasonably satisfactory to the Bank.

(g) Compliance Certificate. Together with each of the interim and annual Financial Statements required to be delivered for the Borrower under this Agreement, a certificate, certifying compliance with all applicable financial covenants (containing detailed calculations of such financial covenants) for the period then ended, whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take with respect to such Event of Default. Such certificate shall be duly executed by, either the Chief Financial Officer, another responsible senior financial officer or an authorized officer of the Borrower.

(h) Miscellaneous. Such other information about Borrower’s or any Subsidiary’s financial condition, properties and operations as and when reasonably requested by the Bank, from time to time.

4.3. Payment of Taxes and Other Charges. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon the Borrower and its Subsidiaries, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its sole discretion.

4.4. Maintenance of Existence, Operation and Assets. Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

4.5. Insurance. Maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated. In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control. Upon request by the Bank, the Borrower shall promptly deliver evidence of insurance coverage maintained by Borrower and its Subsidiaries pursuant to the terms of the Loan Documents, including the total amount of such policies and the amount of all deductibles under such policies, naming the Bank as lender loss payee or additional insured, as appropriate, in form and substance reasonably acceptable to the Bank.

4.6. Compliance with Laws. Comply with all laws applicable to the Borrower and its Subsidiaries, and to the operation of their respective businesses (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.7. Bank Accounts. Establish and maintain at the Bank the Loan Parties’ primary depository accounts.

4.8. Financial Covenants. Comply with all of the financial covenants, set forth below:

(a) Senior Funded Bank Debt to EBITDA. The Borrower will maintain on a consolidated basis at all times a ratio of Senior Funded Bank Debt to EBITDA of less than 2.50 to 1.00, measured as of the end of each fiscal quarter of the Borrower.

(b) Fixed Charge Coverage Ratio. The Borrower will maintain on a consolidated basis as of the end of each fiscal quarter, on a rolling four quarter basis, a Fixed Charge Coverage Ratio of at least 1.20 to 1, measured as of the end of each fiscal quarter of the Borrower.

All of the above financial covenants shall be computed and determined in accordance with the Applicable Accounting Standards applied on a consistent basis (subject to normal year-end adjustments).

4.9. Additional Reports. Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any (x) Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default under any of the Loan Documents or (y) default, “event of default” or any comparable term under the Closing Date Acquisition Agreement; (ii) any litigation filed by or against the Borrower or any Subsidiary which could result in a Material Adverse Change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower; (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA) or (iv) any event which could result in a Material Adverse Change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower.

4.10. Certification of Beneficial Owners and Other Additional Information. Provide: (i) such information and documentation as may reasonably be requested by the Bank from time to time for purposes of compliance by the Bank with applicable laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Bank to comply therewith; and (ii) if the Borrower is or was required to deliver a Certification of Beneficial Owners to the Bank, (a) confirmation of the accuracy of the information set forth in the most recent Certification of Beneficial Owners provided to the Bank, as and when requested by the Bank; and (b) a new Certification of Beneficial Owners in form and substance acceptable to the Bank when the individual(s) identified as a controlling party and/or a direct or indirect individual owner on the most recent Certification of Beneficial Owners provided to the Bank have changed.

4.11. Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and International Trade Laws. (a) Immediately notify the Bank in writing upon the occurrence of a Reportable Compliance Event; (b) immediately provide substitute Collateral to the Bank if, at any time, any Collateral becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.

4.12. Additional Subsidiaries; Further Assurances; Acquisitions and Investments.

(a) Additional Material Domestic Subsidiaries. Promptly after the creation or acquisition of any Material Domestic Subsidiary (and, in any event, within thirty (30) days after such creation or acquisition, as such time period may be extended by the Bank in its sole discretion) cause such Material Domestic Subsidiary to (i) become a Guarantor and grant a security interest in all personal and/or real property of such Material Domestic Subsidiary (subject to the exceptions specified in the Security Documents) owned by such Subsidiary by delivering to the Bank such documents as the Bank shall deem appropriate for such purpose, (ii) deliver to the Bank such opinions, documents and certificates referred to in Section 7.1 as may be reasonably requested by the Bank, (iii) deliver to the Bank such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Material Domestic Subsidiary, and (iv) deliver to the Bank such other documents as may be reasonably requested by the Bank, all in form, content and scope reasonably satisfactory to the Bank.

(b) Additional Foreign Subsidiaries. Notify the Bank promptly after any Person becomes a direct Foreign Subsidiary of the Borrower or a Domestic Subsidiary (a “First Tier Foreign Subsidiary”), and promptly thereafter (and, in any event, within thirty (30) days after such notification, as such time period may be extended by the Bank in its sole discretion), cause (i) the applicable Loan Party to deliver to the Bank Security Documents pledging sixty-six percent (66%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such applicable Loan Party to deliver to the Bank such opinions, documents and certificates referred to in Section 7.1 as may be reasonably requested by the Bank, and (iii) such applicable Loan Party to deliver to the Bank such other documents as may be reasonably requested by the Bank, all in form, content and scope reasonably satisfactory to the Bank.

(c) Further Assurances. The Borrower shall, and shall cause each Loan Party to, from time to time, at its expense, faithfully preserve and protect the Bank’s Lien on Collateral and all other personal property of the Loan Parties whether now owned or hereafter acquired as a continuing first priority perfected Lien, and shall do such other acts and things as the Bank in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

(d) Notice of Acquisitions and Investments. The Borrower shall provide, no later than five (5) Business Days prior to the date of consummation thereof, notice to the Bank of any Acquisition or Investment to be made by a Loan Party for consideration in excess of $1,000,000, along with a description, in reasonable detail, of the material terms and conditions of such Acquisition or Investment.

4.13. Post-Closing Matters. Within the applicable time period specified therefore in the Post-Closing Letter Agreement (or by such later date as the Bank may agree in its sole discretion), do, or cause to be done, those certain action(s) specified in the Post-Closing Letter Agreement.

5. Negative Covenants. The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, the Borrower will not, and will cause its Subsidiaries to not, without the Bank’s prior written consent:

5.1. Indebtedness. Create, incur, assume or suffer to exist any indebtedness for borrowed money other than:

(i) the Loans and any subsequent indebtedness to the Bank; and

(ii) open account trade debt incurred in the ordinary course of business and not past due; and

(iii) indebtedness in respect of purchase money financings of personal property not to exceed, in the aggregate, $1,000,000.00;

(iv) Subordinated Debt; and

(v) indebtedness incurred by the Indian Subsidiaries solely in connection with the Indian Business.

5.2. Liens and Encumbrances. Except as provided in Section 3.6, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement, except (i) liens on the assets purchased with purchase money indebtedness permitted pursuant to Section 5.1(iii) above and (ii) liens securing indebtedness permitted pursuant to Section 5.1(v) above.

5.3. Guarantees. Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except (i) in connection with the endorsement and deposit of checks for collection in the ordinary course of business and (ii) guarantees made by an Indian Subsidiary solely in connection with indebtedness permitted pursuant to Section 5.1(v) above.

5.4. Investments. Other than with respect to the Closing Date Acquisition, purchase or hold beneficially any stock, other securities or evidence of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity (including, without limitation, the creation or acquisition of any Subsidiary) (collectively, “Investments”), except (i) Investments disclosed on the Borrower’s Financial Statements that have been provided to the Bank on or before the Effective Date, (ii) Investments made after the Effective Date, provided that each such Investment does not exceed $5,000,000, and both before and after giving effect to each such Investment (A) the Borrower is in pro forma compliance with the financial covenants set forth in Section 4.8 and (B) no Event of Default has occurred and is continuing or would result therefrom, (iii) Investments made by an Indian Subsidiary solely in connection with the Indian Business, or (iv) that are otherwise acceptable to the Bank in its sole discretion.

5.5. Merger or Transfer of Assets. Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or a substantial part of its property, assets, operations or business, whether now owned or hereafter acquired, except to the extent conducted by an Indian Subsidiary solely in connection with the Indian Business.

5.6. Change in Business, Management or Ownership. Make or permit, nor shall any Guarantor or grantor under the Security Documents make or permit, any change in (i) its form of organization, including a division into two or more entities; or (ii) the nature of its business as carried on as of the date hereof, except to the extent effected or permitted by an Indian Subsidiary solely in connection with the Indian Business.

5.7. Restricted Payments. Declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity (collectively, “Restricted Payments”), except (i) solely and directly in connection with the Issuance Right (as defined in the Subordinated Seller Documents) exercised by the holders of the Subordinated Seller Notes and (ii) Restricted Payments made after the Effective Date, provided that both before and after giving effect to each such Restricted Payment (A) the Borrower is in pro forma compliance with the financial covenants set forth in Section 4.8 and (B) no Event of Default has occurred and is continuing or would result therefrom.

5.8. Acquisitions. Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity (collectively, “Acquisitions”) without the prior written consent of the Bank, which may be withheld or conditioned in its sole discretion, other than (i) the Closing Date Acquisition, (ii) Acquisitions made after the Effective Date, provided that each such Acquisition does not exceed $5,000,000, and both before and after giving effect to each such Acquisition (A) the Borrower is in pro forma compliance with the financial covenants set forth in Section 4.8 and (B) no Event of Default has occurred and is continuing or would result therefrom, and (iii) any Acquisition made by an Indian Subsidiary solely in connection with the Indian Business.

5.9. Anti-Corruption Laws; Anti-Money Laundering Laws; International Trade Laws. (I) Do any of the following, nor permit any of its directors, officers, employees, agents or affiliates acting on behalf of any Loan Party in connection with this Agreement, nor such Loan Party’s Subsidiaries to (a) become a Sanctioned Person; (b) directly or indirectly provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person (including the Bank) of Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay any Loan with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property; nor (II) directly or indirectly provide, use, or make available the proceeds of any Loan hereunder to any such Loan Party’s subsidiaries that is not party to this Agreement.

5.10. Subordinated Debt.

(a) Payments of Subordinated Debt. Make or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Debt, except: (i) payments of principal at maturity and payments of regularly scheduled principal, interest and fees as and when due in respect of such Subordinated Debt, so long as (x) such payments are not prohibited by the applicable subordination provisions or subordination agreement to which such Subordinated Debt is subject and (y) no Event of Default has occurred and is continuing or would result therefrom, and (ii) solely with respect to the Subordinated Seller Notes, (x) payments of paid-in-kind (“PIK”) interest when due, (y) a prepayment of principal under the Subordinated Seller Notes on the Effective Date made with drawn proceeds of the Line of Credit and (z) prepayments of principal under the Subordinated Seller Notes after the Effective Date until the Expiration Date made with drawn proceeds of the Line of Credit, provided that both before and after giving effect to each such principal payment (A) the Borrower is in pro forma compliance with the financial covenants set forth in Section 4.8(b) (B) no Event of Default has occurred and is continuing or would result therefrom, and (C) the ratio of Senior Funded Bank Debt to EBITDA of the Borrower on a consolidated basis is less than 2.00 to 1.00.

(b) Amendments to Subordinated Debt. Agree to or permit any amendment, modification or waiver of any provision of any document evidencing Subordinated Debt if the effect of such amendment, modification or waiver is to (i) increase the yield on such Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any Subsidiary; or (iv) otherwise increase the obligations of the Borrower or any Subsidiary in respect of such Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Borrower or any of its Subsidiaries or to the Bank.

5.11. Inventory Collateral. At any time, permit inventory Collateral in an aggregate amount in excess of $1,000,000 to be held at locations not owned or leased by a Loan Party.

6. Events of Default. The occurrence of any of the following will be deemed to be an “Event of Default”:

6.1. Covenant Default. The Borrower shall (i) default in the performance of any of the covenants or agreements contained in Sections 4.1, 4.2(a), 4.2(b), 4.2(g), 4.3 (solely to the extent that such failure to perform under Section 4.3 could reasonably be expected to result in a Material Adverse Change), 4.4(i) and 4.4(ii), 4.6, 4.8, 4.9, 4.10, 4.11, and 4.13, and Section 5 of this Agreement or (ii) except as otherwise provided in Section 6 of this Agreement, default in the performance of any other covenant or agreement hereof (including, without limitation, Section 4.3 to the extent that such failure to perform thereunder could not reasonably be expected to result in a Material Adverse Change), and such default shall continue unremedied for a period of twenty (20) days commencing from the earlier of (A) the date that a Responsible Officer of the Borrower knew of the occurrence of such default, and (B) the date that Notice of such default is given to the Borrower by the Bank.

6.2. Breach of Warranty. Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower to the Bank in connection with this Agreement shall be false, erroneous or misleading in any material respect.

6.3. Change of Control. The occurrence of a Change of Control.

6.4. Nonpayment. The nonpayment of any (i) principal when due and payable incurred under any Loan Document (including, without limitation, the Notes), or in connection with the Loans or (ii) interest, fees, or other amounts (other than principal) when due and payable incurred under any Loan Document (including, without limitation, the Notes), or in connection with the Loans, and such nonpayment of interest, fees, or other amounts (other than principal) shall continue unremedied for a period of three (3) Business Days after Notice from the Bank to the Borrower.

6.5. Bankruptcy. The filing by or against the Borrower or any Subsidiary thereof of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against such Borrower or any subsidiary thereof, such proceeding is not dismissed or stayed within forty-five (45) days of the commencement thereof, provided that the Bank shall not be obligated to advance additional funds hereunder during such period).

6.6. Assignment. Any assignment by Borrower or any Subsidiary thereof for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any material portion of the property of Borrower or any Subsidiary thereof held by or deposited with the Bank.

6.7. Foreclosure or Forfeiture. The commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the Obligations with a fair market value in excess of $100,000.

6.8. Final Judgment. The entry of a final judgment against the Borrower or any of its Subsidiaries and the failure of the Borrower or such Subsidiary to discharge the judgment within thirty (30) days of the entry thereof.

6.9. Going Concern. Any Loan Party ceases doing business as a going concern.

6.10. Other Default. The occurrence of (i) an “Event of Default” as defined in the Notes or any of the other Loan Documents, (ii) a default or event of default under or as defined in any other agreement, instrument or document between the Borrower or any Guarantor and PNC Bank, National Association or any of its subsidiaries or affiliates, (iii) a default or event of default under any of the Subordinated Seller Documents, or (iv) a default or event of default under any other indebtedness of the Borrower or any Guarantor which exceeds $2,500,000, in each case, subject to any notice, grace, or cure periods as may be expressly set forth in the applicable documentation.

6.11. Remedies. Upon the occurrence and during the continuance of an Event of Default, (a) the Bank shall be under no further obligation to make advances under the Line of Credit; (b) if an Event of Default specified in Sections 6.5 or 6.6 shall occur, the outstanding principal balance and accrued interest under the Notes together with any additional amounts payable thereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding Obligations (including the principal balance and accrued interest under the Notes together with any additional amounts payable thereunder), at the Bank’s option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the Bank’s option, automatically upon any Event of Default specified in Section 6.4 or 6.5, and otherwise upon Notice to the Borrower, the Notes will bear interest at the Default Rate (as defined in the Notes) from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under any Loan Document or under applicable law or equity. These rights and remedies shall include, without limitation, the right to apply by appropriate judicial proceedings for appointment of a receiver for the Loan Parties or all or part of any collateral or any assets of the Loan Parties.

7. Conditions. The Bank’s obligation to make any advance under any Loan is subject to the following conditions as of the date of the advance:

7.1. Conditions Precedent to Initial Advance. Subject to the terms of the Post-Closing Letter Agreement, the effectiveness of this Agreement and the Bank’s obligation to make the initial advance under any Loan is subject to the conditions that as of the date of the advance:

(a) No Event of Default. No Event of Default shall have occurred and be continuing;

(b) Financial Condition. (i) Since July 31, 2024, there shall have been no change in the financial condition or business of the Borrower nor any Material Adverse Change, as reasonably determined by Bank, in the market value of any Collateral required hereunder or a substantial or material portion of the assets of the Borrower which has resulted or could result in a Material Adverse Change and (ii) since July 31, 2024, there shall have been no change in the financial condition or business of Nu Aire nor any Material Adverse Change, as reasonably determined by Bank, in the market value of any Collateral required hereunder or a substantial or material portion of the assets of Nu Aire which has resulted or could result in a Material Adverse Change;

(c) No Litigation. There are no pending or threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency that could reasonably be expected to have a Material Adverse Change on the financial condition or operation of the Borrower or any of its Subsidiaries;

(d) Secretary’s Certificate. The Bank shall have received a certificate in form and substance reasonably satisfactory to the Bank from the Loan Parties, dated as of the Effective Date and signed on behalf of such Loan Party by an authorized officer of such Loan Party certifying as to and attaching (i) true copies of the organizational documents of such Loan Party and any amendments thereto, (ii) the resolutions of the shareholders, directors, managers and/or members (as the case may be) of such Loan Party authorizing the execution and delivery of this Agreement and the other Loan Documents (iii) a certificate of existence, authorization, good standing certificate, or its equivalent of such Loan Party from the Secretary of State of such Loan Party’s jurisdiction of organization and the Secretary of State of each other jurisdiction in which such Loan Party is qualified to do business as a foreign entity company, if any, and (iv) the names, true signatures and incumbency of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which each is a party (the “Secretary’s Certificate”). The Bank may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Bank;

(e) Receipt of Loan Documents. The Bank shall have received the Loan Documents and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement;

(f) Receipt of Closing Date Acquisition Documents. The Bank shall have received duly executed copies of each Closing Date Acquisition Document, which shall be in form and substance reasonably satisfactory to the Bank;

(g) Receipt of Subordinated Seller Notes and Subordination Agreements. The Bank shall have received duly executed copies of the Subordinated Seller Documents and the Subordination Agreements, each of which shall be in form and substance reasonably satisfactory to the Bank;

(h) Perfection of Security Interests. The Bank shall have received evidence, in form and substance satisfactory to the Bank, that all actions necessary, or in the opinion of Bank, desirable, to perfect and protect the security interests of the Bank in the Collateral have been taken;

(i) Lien Searches. The Bank shall have received Lien searches (including Uniform Commercial Code, judgments, bankruptcy and taxes) with respect to each Loan Party (at the state and county level) from the jurisdiction of such Borrower’s organization and each other jurisdiction in which such Loan Party maintains an office (i) showing no existing Liens on the property of such Loan Party except as permitted hereunder, or (ii) accompanied by necessary termination statements, release statements and any other types of release in connection with any impermissible Liens disclosed by such searches that have been filed or for which satisfactory arrangements have been made for such filing on the Effective Date;

(j) Closing Certificate. The Bank shall have received a certificate in form and substance reasonably satisfactory to the Bank from the Borrower, dated as of the Effective Date and signed by an officer of the Borrower, certifying that (i) all representations and warranties of the Borrower set forth in the Loan Agreement are true and correct in all material respects (and in all respects if qualified by materiality), (ii) the Borrower is in compliance with each of the covenants and conditions contained in the Loan Agreement in all material respects that are required to be performed or compiled with on or before the Effective Date, (iii) no Event of Default exists and (iv) since July 31, 2024, there shall have been no material adverse change in the financial condition or business of the Borrower nor any Material Adverse Change, as reasonably determined by Bank, in the market value of any Collateral required hereunder or a substantial or material portion of the assets of the Borrower that have resulted or could result in a Material Adverse Change (the “Closing Certificate”);

(k) Fees. The Bank shall have received all fees owing in respect of the Obligations which are due and payable on the Effective Date.

(l) Landlord Waivers. Subject to the terms of the Post-Closing Letter Agreement, or as otherwise waived by Bank, the Loan Parties shall provide Bank with landlord waivers executed by the landlord for each facility or property at which the Collateral with an aggregate book value in excess of $50,000 is stored or maintained.

(m) Insurance. Evidence, in form and substance reasonably satisfactory to the Bank, that the businesses and all assets of the Loan Parties are adequately insured as required by Section 4.5.

(n) Closing Date Acquisition. The Closing Date Acquisition shall, substantially and concurrently with the closing of the Loans on the Effective Date, be consummated in accordance with the terms of the Closing Date Acquisition Documents, in form and substance reasonably acceptable to the Bank (as amended and in effect from time to time, but without giving effect to any modifications, amendments, waivers or consents that could reasonably be expected to materially adversely affect the interests of the Bank without the prior written consent of the Bank).

(o) RESERVED.

(p) Due Diligence. The Bank shall have completed a due diligence investigation of the Loan Parties in scope, and with results, satisfactory to the Bank.

(q) Opinions of Counsel. The Bank shall have received opinions of counsel on behalf of the Loan Parties dated the Effective Date, in form and substance reasonably satisfactory to the Bank.

(r) Acquisition Compliance Certificate. The Bank shall have received an acquisition compliance certificate in form and substance satisfactory to the Bank certifying that both before and on a pro forma basis after giving effect to the Closing Date Acquisition and the other transactions to occur on the Effective Date, the Borrower is in compliance with the financial covenants set forth in Section 4.8.

7.2. Conditions Precedent to Subsequent Advances. The Bank’s obligation to make an advance under any Loan is subject to the conditions that as of the date of the advance, (i) no Event of Default shall have occurred and be continuing and (ii) each of the representations and warranties set forth in Section 3 hereof shall be true and correct in all material respects (and in all respects if qualified by materiality).

8. Fees; Expenses. The Borrower agrees to reimburse the Bank, upon the execution of this Agreement, and otherwise on demand, all fees due and payable to the Bank hereunder and under the other Loan Documents and all costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications or amendments thereto or renewals thereof, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including (i) reasonable fees and expenses of counsel (which may include costs of in-house counsel); (ii) all costs related to conducting UCC, title and other public record searches; (iii) fees for filing and recording documents in the public records to perfect the Bank’s liens and security interests; (iv) expenses for auditors, appraisers and environmental consultants; and (v) taxes. The Borrower hereby authorizes and directs the Bank to charge Borrower’s deposit account(s) with the Bank for any and all of the foregoing fees, costs and expenses.

9. Increased Costs. On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred, any losses suffered or payments made by the Bank as a result of any Change in Law (hereinafter defined), imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets relative to the Loans. “Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

10. Miscellaneous.

10.1. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (each a “Notice” and collectively, “Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests or as otherwise provided in this Agreement) and will be effective upon receipt. Notices may be given in any manner to which the parties may agree. Without limiting the foregoing, first-class mail, postage prepaid, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. In addition, the parties agree that Notices may be sent electronically to any electronic address provided by a party from time to time. Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

10.2. Preservation of Rights; Waivers of Marshalling, Setoff, and Certain Other Rights. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. In addition to the other waivers hereunder, the Borrower waives, to the extent permitted by applicable law, (i) any and all rights to require the Bank to marshal assets or collateral, to proceed first against, or realize on, any assets or collateral or other credit support before proceeding against or realizing on any other assets or collateral or other credit support, or to otherwise require the Bank to exercise rights or remedies in any particular sequence, in connection with any of the Obligations, and (ii) any and all rights to set off or reduce the amount of the Obligations or any related deficiency against any obligations of the Bank, or on account of the value of any collateral or other credit support, or otherwise, whether any such rights described in this sentence are based on or asserted under any statutory provision, common law, equity or otherwise.

10.3. Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

10.4. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, the Bank may modify this Agreement or any of the other Loan Documents for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that the Bank shall send a copy of any such modification to the Borrower (which Notice may be given by electronic mail). No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

10.5. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. The representations, warranties, covenants, and agreements in this Agreement regarding Anti-Corruption Laws, International Trade Laws and Anti-Money Laundering Laws will control to the extent of any inconsistency between any such provisions and any provision in any Note regarding such matters.

10.6. Counterparts. This Agreement and any other Loan Document may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement or any other Loan Document by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement or any other Loan Document by facsimile or electronic transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile or electronic transmission.

10.7. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

10.8. Interpretation. In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted, and all accounting determinations shall be made in accordance with the Applicable Accounting Standards. If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

10.9. No Consequential Damages, Etc. The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Loan Parties, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

10.10. Assignments and Participations. At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loans. The Borrower hereby authorizes the Bank, subject to compliance with the requirements of Section 10.13 or terms of confidentiality reasonably equivalent thereto, to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any assignee of or participant in or any prospective assignee of or participant in all or any part of the Bank’s interest in the Loans.

10.11. USA PATRIOT Act Notice. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies the Borrower that opens an account. What this means: when the Borrower opens an account, the Bank will ask for the business name, business address, taxpayer identifying number and other information or documentation that will allow the Bank to identify the Borrower, such as organizational documents. For some businesses and organizations, the Bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

10.12. Important Information about Phone Calls. By providing telephone number(s) to the Bank, now or at any later time, the Borrower hereby authorizes the Bank and its affiliates and designees to contact the Borrower regarding the Borrower’s account(s) with the Bank or its affiliates, whether such accounts are Borrower’s individual accounts or business accounts for which Borrower is a contact, at such numbers using any means, including but not limited to placing calls using an automated dialing system to cell, VoIP or other wireless phone number, or by leaving prerecorded messages or sending text messages, even if charges may be incurred for the calls or text messages.

10.13. Confidentiality. In connection with the Obligations, this Agreement and the other Loan Documents, the Bank and the Borrower will be providing to each other, whether orally, in writing or in electronic format, nonpublic, confidential or proprietary information (collectively, “Confidential Information”). Each of the Borrower and the Bank agrees (i) to hold the Confidential Information of the other in confidence; (ii) not to use the Confidential Information in violation of any applicable federal or state securities laws, and (iii) not to disclose or permit any other person or entity access to the Confidential Information of the other party, except for disclosure or access (a) to a party’s affiliates and its or their employees, officers, directors, agents, representatives, (b) to other third parties that provide or may provide ancillary support relating to the Obligations, this Agreement and/or the other Loan Documents, (c) in connection with the exercise of any remedies or enforcement of rights under this Agreement or any action or proceeding relating to the Obligations, this Agreement and/or the other Loan Documents, (d) to its external or internal auditors or regulatory authorities, or (e) upon the order of a court or other governmental agency having jurisdiction over a party. It is understood and agreed that the obligation to protect such Confidential Information shall be satisfied if the party receiving such Confidential Information utilizes the same control (but no less than reasonable) as it does to avoid disclosure of its own confidential and valuable information. It is also understood and agreed that no information shall be within the protection of this Agreement where such information: (w) is or becomes publicly available through no fault of the party to whom such Confidential Information has been disclosed, (x) is released by the originating party to anyone without restriction, (y) is rightly obtained from third parties who are not, to such receiving party’s knowledge, under an obligation of confidentiality, or (z) is required to be disclosed by subpoena or similar process of applicable law or regulations.

For the purposes of this Agreement, Confidential Information of a party shall include, without limitation, any financial information, scientific or technical information, design, process, procedure or improvement and all concepts, documentation, reports, data, data formats, specifications, computer software, source code, object code, user manuals, financial models, screen displays and formats, software, databases, inventions, knowhow, showhow and trade secrets, whether or not patentable or copyrightable, whether owned by a party or any third party, together with all memoranda, analyses, compilations, studies, notes, records, drawings, manuals or other documents or materials which contain or otherwise reflect any of the foregoing information.

Each of the Borrower and the Bank agrees to return to the other or destroy all Confidential Information of the other upon the termination of this Agreement; provided, however, each party may retain such limited information for customary archival and audit purposes only for reference with respect to prior dealings between the parties subject at all times to the continuing terms of this Section 10.13.

Each of the Borrower and the Bank agrees not to use the other’s name or logo in any marketing, advertising or related materials, without the prior written consent of the other party. Notwithstanding the foregoing provisions of Section 10.13, the Bank acknowledges that the Borrower is registered under Section 12(b) of the Exchange Act and has its common stock registered with the NASDAQ Global Market, and the Bank further agrees that, for the avoidance of doubt, the Borrower shall be permitted to comply with the reporting obligations related thereto.

10.14. Sharing Information with Affiliates of the Bank. The Borrower acknowledges that from time to time other financial and banking services may be offered or provided to the Borrower or one or more of its subsidiaries and/or affiliates (in connection with this Agreement or otherwise) by the Bank or by one or more subsidiaries or affiliates of the Bank or of The PNC Financial Services Group, Inc., and the Borrower hereby authorizes the Bank to share any information delivered to the Bank by the Borrower and/or its subsidiaries and/or affiliates pursuant to this Agreement or any of the Loan Documents to any subsidiary or affiliate of the Bank and/or The PNC Financial Services Group, Inc., subject to any provisions of confidentiality in this Agreement or any other Loan Documents.

10.15. Electronic Signatures and Records. Notwithstanding any other provision herein, the Borrower agrees that this Agreement, the Loan Documents, any amendments thereto, and any other information, Notice, signature card, agreement or authorization related thereto (each, a “Communication”) may, at the Bank’s option, be in the form of an electronic record. Any Communication may, at the Bank’s option, be signed or executed using electronic signatures. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.

10.16. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of North Carolina. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE BANK AND THE BORROWER DETERMINED IN ACCORDANCE WITH THE STATE OF NORTH CAROLINA, EXCLUDING ITS CONFLICT OF LAWS RULES, INCLUDING WITHOUT LIMITATION THE ELECTRONIC TRANSACTIONS ACT (OR EQUIVALENT) IN EFFECT IN THE STATE OF NORTH CAROLINA (OR, TO THE EXTENT CONTROLLING, THE LAWS OF THE UNITED STATES OF AMERICA, INCLUDING WITHOUT LIMITATION THE ELECTRONIC SIGNATURES IN GLOBAL AND NATIONAL COMMERCE ACT). The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.17 Dispute Resolution.

(a) Arbitration of Disputes. The Borrower and the Bank shall submit any and all disputes arising out of or relating to this Agreement or the breach thereof (a “Dispute”) to binding arbitration pursuant to and in accordance with the AAA Commercial Arbitration Rules and, where applicable, the Supplementary Rules for Large, Complex Commercial Disputes, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted in a mutually acceptable location. Except as expressly set forth below, the procedures specified herein shall be the sole and exclusive procedures for the resolution of Disputes; provided, however, that the Borrower or the Bank may seek provisional or ancillary remedies, such as preliminary injunctive relief, from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The institution and maintenance of any action for such judicial relief, or pursuit of provisional or ancillary remedies, shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration. Nothing herein shall in any way limit or modify any remedies available to the Bank under the Loan Documents or otherwise at law or in equity.

(b) Motion Practice. In any arbitration hereunder, the arbitrator(s) shall decide any pre-hearing motions which are substantially similar to pre-hearing motions to dismiss for failure to state a claim or motions for summary adjudication.

(c) Discovery. Discovery shall be limited to the pre-hearing exchange of all documents which the Borrower and the Bank intend to introduce at the hearing and any expert reports prepared by any expert who will testify at the hearing.

(d) Sequential Hearing Days. At the administrative conference conducted by the AAA, the Borrower and the Bank and the AAA shall determine how to ensure that the hearing is started and completed on sequential hearing days. Potential arbitrators shall be informed of the anticipated length of the hearing and they shall not be subject to appointment unless they agree to abide by the parties’ intent that, absent exigent circumstances, the hearing shall be conducted on sequential days.

(e) Award. The award of the arbitrator(s) shall be accompanied by a statement of the reasons upon which such award is based.

(f) Fees and Expenses. The Borrower and the Bank shall each bear equally all fees and costs and expenses of the arbitration, and each shall bear its own legal fees and expenses and the costs of its experts and witnesses; provided, however, that if the arbitration panel shall award to a party substantially all relief sought by such party, then, notwithstanding any applicable governing law provisions, the other party shall pay all costs, fees and expenses incurred by the prevailing party and such costs, fees and expenses shall be included in such award.

(g) Confidentiality of Disputes. The entire procedure shall be confidential and none of the parties nor arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the written consent of all parties to the Dispute, except (i) to the extent disclosure is required to enforce any applicable arbitration award or may otherwise be required by law and (ii) that either party may make such disclosures to its regulators, auditors, accountants, attorneys and insurance representatives. No conduct, statements, promises, offers, views, or opinions of any party involved in an arbitration hereunder shall be discoverable or admissible for any purposes in litigation or other proceedings involving the parties to the Dispute and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative for any of such parties.

(h) CLASS ACTION WAIVER. THE BORROWER HEREBY WAIVES, WITH RESPECT TO ANY DISPUTE: (I) THE RIGHT TO PARTICIPATE IN A CLASS ACTION, PRIVATE ATTORNEY GENERAL ACTION OR OTHER REPRESENTATIVE ACTION IN COURT OR IN ARBITRATION, EITHER AS A CLASS REPRESENTATIVE OR CLASS MEMBER; AND (II) THE RIGHT TO JOIN OR CONSOLIDATE CLAIMS WITH CLAIMS OF ANY OTHER PERSON. The foregoing waiver is referred to herein as the “class action waiver”. The Bank and the Borrower agree that no arbitrator shall have authority to conduct any arbitration in violation of the class action waiver or to issue any relief that applies to any person or entity other than the Borrower and/or the Bank individually. The parties acknowledge that this class action waiver is material and essential to the arbitration of any claims and is non-severable from this Dispute Resolution section. If the class action waiver is voided, found unenforceable, or limited with respect to any claim for which the Borrower seeks class-wide relief, then this Dispute Resolution section (except for this sentence) shall be null and void with respect to such claim, subject to the right to appeal the limitation or invalidation of the class action waiver. However, this Dispute Resolution section shall remain valid with respect to all other claims and Disputes. The parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i) Applicability of Federal Arbitration Act. This Agreement evidences transaction(s) in interstate commerce, and thus the Federal Arbitration Act governs the interpretation and enforcement of this Dispute Resolution section.

The Borrower acknowledges that it has read and understands all the provisions of this Agreement, including the alternative dispute resolution (arbitration) and class action waiver provisions, and has been advised by counsel as necessary or appropriate.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

WITNESS the due execution hereof as a document under seal, as of the date first written above.

BORROWER:

KEWAUNEE SCIENTIFIC CORPORATION, a Delaware corporation

By:	/s/ Thomas D. Hull III (SEAL)
Print Name:	Thomas D. Hull III
Title:	President and Chief Executive Officer

BANK:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Bruschi (SEAL)
Print Name:	Michael Bruschi
Title:	Vice President

ADDENDUM I

DEFINITIONS:

As used in this Agreement, the following terms have the meanings specified below:

“Acquisitions” means the definition set forth in Section 5.8.

“Applicable Accounting Standards” means the definition set forth in Section 3.2.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010, as amended, and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.

“Bank” means the definition set forth in the introductory paragraph of this Agreement.

“Blocked Property” means any property (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Bank of any applicable International Trade Law if the Bank were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Borrower” means the definition set forth in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the office of the Bank at the address set forth on the first page of this Agreement).

“Certification of Beneficial Owners” means the definition set forth in Section 3.15.

“Change of Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the Equity Interests of the Borrower having the right to vote for the election of members of the board of directors of the Borrower; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (disregarding individuals who cease to serve due to death or disability) (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was nominated, appointed or approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was nominated, appointed or approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, the Borrower shall cease to own, free and clear of all Liens or other encumbrances (other than Liens created by the Security Documents or expressly permitted by the Loan Documents), at least 100% of the outstanding voting Equity Interests of each Guarantor on a fully diluted basis.

“Closing Date Acquisition” means the acquisition by Borrower of all of the issued and outstanding Equity Interests of Nu Aire and of the Business (as defined in the Closing Date Acquisition Agreement) on the Effective Date in accordance with the terms and conditions of the Closing Date Acquisition Agreement.

“Closing Date Acquisition Agreement” means that certain Securities Purchase Agreement, dated as of the Effective Date, by and among the Borrower, Nu Aire, the Sellers, and the Seller’s Representative (as defined therein).

“Closing Date Acquisition Documents” means the Closing Date Acquisition Agreement and all related agreements and documents entered into in connection with the Closing Date Acquisition.

“Collateral” means any collateral securing any debt, liabilities, or other obligations of any Loan Party to the Bank.

“Communication” means the definition set forth in Section 10.15.

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

“Covered Entity” means (a) the Borrower and each of the Borrower’s subsidiaries; (b) each Guarantor and any pledgor of Collateral; and (c) each Person that directly or indirectly controls a Person described in clause (a) or (b) above.

“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the definition set forth in Section 9.

“Closing Certificate” means the definition set forth in Section 7.1(j).

“Closing Commitment Fee” means the definition set forth in Section 1.3.

“Confidential Information” means the definition set forth in Section 10.13.

“Current Maturities” means the scheduled payments of principal on all indebtedness for borrowed money having an original term of more than one year (including but not limited to amortization of capital or finance lease obligations), as shown on the Borrower’s financial statements as of one year prior to the date of determination.

“Dispute” means the definition set forth in Section 10.17.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” means net income plus interest expense less interest income plus income tax expense plus depreciation plus amortization plus (without duplication) noncash pension termination expense completed during the fiscal year of the Borrower ending April 30, 2024 plus (without duplication) transaction costs related to the Closing Date Acquisition, but not exceeding $4,000,000 in the aggregate plus (without duplication) integration costs relating to the Closing Date Acquisition incurred by the Borrower within 18 months of the Closing Date Acquisition, but not exceeding $1,000,000 in the aggregate plus (without duplication) any stock-based compensation plus (without duplication), solely to the extent included in the tested period, the EBITDA of Nu Aire calculated on a pro forma basis for the four quarter period commencing on November 1, 2023 and concluding on October 31, 2024 less extraordinary gains less cash rental expense relating to the real property located at 2700 West Front Street, Statesville, North Carolina 28677.

“Effective Date” means November 1, 2024.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such Loan Document(s) to which such Loan Party is a party).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Environmental Laws” means the definition set forth in Section 3.10.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the definition set forth in Section 3.9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission promulgated thereunder.

“Excluded Subsidiary” means (a) any Subsidiary of the Borrower all or substantially all of the assets of which are comprised of Equity Interests in one or more Foreign Subsidiaries or of intercompany loans, indebtedness, or receivables owed or treated as owed by one or more Foreign Subsidiaries, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (c) any Foreign Subsidiary and (d) in the case of any obligation under any Excluded Hedge Liability, any Subsidiary of the Borrower that is a Non-Qualifying Party with respect thereto; provided that Subsidiaries described in (a) through (c) shall only be Excluded Subsidiaries to the extent that, and for so long as any guaranty by such Subsidiary would have adverse tax consequences for the Borrower or any other Loan Party or result in a violation of applicable law.

“Excluded Hedge Liability or Liabilities” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, this definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Expiration Date” means the definition set forth in Section 1.1.

“Financial Statements” means the definition set forth in Section 3.2.

“First Tier Foreign Subsidiary” means the definition set forth in Section 4.12.

“Fixed Charge Coverage Ratio” means (i) EBITDA, divided by (ii) Fixed Charges.

“Fixed Charges” shall mean the sum of Current Maturities (excluding Current Maturities relating to the real property located at 2700 West Front Street, Statesville, North Carolina 28677) plus cash principal and cash interest payments on the Subordinated Seller Notes plus interest expense (excluding interest expense on the Subordinated Seller Notes and excluding interest expense relating to the real property located at 2700 West Front Street, Statesville, North Carolina 28677) less interest income plus cash taxes paid plus Restricted Payments plus Investments and Acquisitions plus Unfunded Capital Expenditures plus, solely to the extent included in the tested period, the Fixed Charges for Nu Aire calculated on a pro forma basis for the four quarter period commencing on November 1, 2023 and concluding on October 31, 2024.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means the definition set forth in Section 3.2.

“Guarantors” means, collectively, (a) Nu Aire, (b) each direct or indirect Material Domestic Subsidiary of the Borrower (other than Excluded Subsidiaries), and (c) any other Person that is from time to time party to the Guaranty Agreement or any other agreement pursuant to which it guarantees the Obligations or any portion thereof.

“Hedge Liabilities” shall have the meaning assigned in the definition of PNC-Provided Interest Rate Hedge.

“Indian Business” shall mean the business operations of the Indian Subsidiaries outside of the United States.

“Indian Subsidiaries” shall mean Kequip Global Lab Solutions Pvt Ltd, an Indian private limited company, Koncepo Scientech International Pvt Ltd, an Indian private limited company, and Kewaunee Labway India, an Indian private limited company.

“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs, and anti-boycott measures.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any of the Loan Parties (together with any schedules, confirmations and other documents exchanged between the parties relating thereto) in order to provide protection to, or minimize the impact upon, the Borrower of increasing floating rates of interest applicable to indebtedness.

“Investments” means the definition set forth in Section 5.4.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Official Body, foreign or domestic.

“Lien” shall mean any mortgage, pledge, security interest, bailment, encumbrance, claim, lien or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code.

“Line of Credit” means the definition set forth in Section 1.1.

“Line of Credit Note” means the definition set forth in Section 1.1.

“Loans” and “Loan” mean the definitions set forth in Section 1.

“Loan Documents” means the definition set forth in Section 2.

“Loan Parties” means the Borrower and any Guarantors.

“Material Adverse Change” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Bank, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower that, together with its Subsidiaries, (a) on a pro forma basis, generates more than 5% of the Borrower’s EBITDA on a consolidated basis for the four (4) fiscal quarter period most recently ended or (b) has total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 5% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis as of the end of the most recent four (4) fiscal quarters; provided, however, that if at any time there are Domestic Subsidiaries which are not classified as “Material Domestic Subsidiaries” but which collectively (i) on a pro forma basis, generate more than 10% of the Borrower’s EBITDA on a consolidated basis or (ii) have total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, then the Borrower shall promptly designate one or more of such Domestic Subsidiaries as Material Domestic Subsidiaries and comply, and cause any such Domestic Subsidiaries to comply, with the provisions of Section 4.12(a) such that, after such Domestic Subsidiaries become Guarantors hereunder, the Domestic Subsidiaries that are not Guarantors shall (A) generate less than 10% of the Borrower’s EBITDA on a consolidated basis and (B) have total assets of less than 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis.

“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the effective date of the applicable Swap.

“Notes” means the definition set forth in Section 1.

“Notice” and “Notices” mean the definitions set forth in Section 10.1.

“Nu Aire” means the definition set forth in the recitals of fact set forth on page 1 of this Agreement.

“Obligations” means the definition set forth in Section 2.

“Official Body” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body, or other entity.

“PIK” means the definition set forth in Section 5.10(a).

“PNC-Provided Interest Rate Hedge” means an Interest Rate Hedge which is provided by PNC Bank to the Borrower and which meets the following requirements: such PNC-Provided Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. If either Borrower elects to obtain a PNC Provided Interest Rate Hedge, the liabilities of such Borrower to PNC Bank thereunder (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed Obligations any other collateral documents and otherwise treated as Obligations for purposes of each of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of the applicable Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Loan Documents.

“Post-Closing Letter Agreement” means that certain letter agreement, dated as of the Effective Date, by and between the Borrower and the Bank.

“Reportable Compliance Event” as used herein means (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (2) any Covered Entity engages in a transaction that has caused or would cause the Bank to be in violation of any International Trade Law or Anti-Corruption Law, including a Covered Entity’s use of any proceeds of the Loans hereunder to directly or indirectly fund any activities or business of, with or for the benefit of any Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (3) any Collateral qualifies as Blocked Property, or (4) any Covered Entity otherwise violates, or reasonably believes it will violate, any of the International Trade Law- or Anti-Corruption Law-specific representations and covenants herein.

“Responsible Officer” means, as to any Person, (a) the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person and (b) any other officer(s) of such Person with substantially equivalent authority and responsibilities as any of the specified officers of the types described in the foregoing clause (a).

“Restricted Payments” means the definition set forth in Section 5.7.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” means any Person (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.

“Secretary’s Certificate” means the definition set forth in Section 7.1(d).

“Security Documents” means the definition set forth in Section 2.

“Sellers” and “Seller” have the meaning specified in the Closing Date Acquisition Agreement.

“Senior Funded Bank Debt” means all secured indebtedness for borrowed money, including but not limited to capital or finance lease obligations, reimbursement obligations in respect of letters of credit, and guarantees of any such indebtedness, but excluding (i) Subordinated Debt and (ii) any capitalized lease obligations relating to the real property located at 2700 West Front Street, Statesville, North Carolina 28677.

“Subordinated Debt” means indebtedness that has been subordinated to the Borrower’s indebtedness to the Bank pursuant to a subordination agreement in form and content reasonably satisfactory to the Bank, including, without limitation, the Subordinated Seller Notes.

“Subordinated Seller Documents” means the Subordinated Seller Notes and all related agreements and documents entered into in connection with the financing of the Closing Date Acquisition contemplated thereby.

“Subordinated Seller Notes” means the “Subordinated Promissory Notes”, as defined in the Closing Date Acquisition Agreement.

“Subordination Agreements” means those certain Subordination Agreements, dated as of the Effective Date, by and among the Bank, the Borrower, and each of the holders of the Subordinated Seller Notes.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a PNC-Provided Interest Rate Hedge.

“Sweep Rider” means the definition set forth in Section 1.1.1.

“Term Loan” means the definition set forth in Section 1.2.

“Term Note” means the definition set forth in Section 1.2.

“Unfunded Capital Expenditures” means capital expenditures made from the Borrower’s funds other than funds borrowed as term debt to finance such capital expenditures.

“United States” and “U.S.” mean the United States of America.